Exhibit 99.1 Press Release dated December 1, 2006.

FOR IMMEDIATE RELEASE - December 1, 2006

Contact: Mary Cohron
270-393-0700
President, Citizens First Corporation

Citizens First Corporation acquires Kentucky Banking Centers of Glasgow, Kentucky

Bowling Green, Kentucky - Citizens First Corporation of Bowling Green, Kentucky (NASDAQ: CZFC) announced today that it has completed its acquisition of Kentucky Banking Centers of Glasgow, Kentucky from Farmers Capital Bank Corporation for a purchase price of approximately $20 million.

Mary Cohron, President of Citizens First, said “We are excited about joining Kentucky Banking Centers in Glasgow, Horse Cave and Munfordville. We have always believed that successful banks are located in successful communities.  The affiliation will provide additional opportunities for our employees and expanded services for our customers.”

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky. Citizens First operates 6 banking locations in Warren and Simpson counties in Kentucky, and had total assets of $ 199.1 million as of September 30, 2006. Its stock is publicly traded on the NASDAQ Global Market under the symbol “CZFC”. Kentucky Banking Centers is a Kentucky state chartered bank with offices in Barren and Hart counties in Kentucky. It had total assets of $124.4 million as of September 30, 2006.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the subject entities with the Securities and Exchange Commission could also impact current expectations.